EXHIBIT 99
15985 East High Street
P. O. Box 35
Middlefield, Ohio 44062
Phone: 440/632-1666 FAX: 440/632-1700
www.middlefieldbank.com
PRESS RELEASE

Contact:	James R. Heslop, 2nd
Executive Vice President/Chief Operating Officer
(440) 632-1666 Ext. 3219
jheslop@middlefieldbank.com
Middlefield Banc Corp. Reports Continued Strong Earnings and Asset Growth
MIDDLEFIELD, OHIO, October 29, 2010 ♦♦♦♦ Middlefield Banc Corp. (Pink Sheets: MBCN), parent of The Middlefield Banking Company and Emerald Bank, today announced results for the quarter and nine months ended September 30, 2010.
•	Net income of $463,000, up 117.4% from the third quarter of 2009.
•	Total assets increased $78.4 million, or 14.0%, from December 31, 2009.
•	Net interest income in a year-to-year comparison grew $2.9 million or 27.8%.
•	Total deposits stood at $563.5 million, an increase of 15.7% for the nine month period.
•	Diluted earnings per common share for the quarter were $0.29.
•	Tangible book value per share at September 30, 2010 stood at $23.44.
The company reported that earnings for the third quarter ended September 30, 2010, were $463,000 compared to earnings of $213,000 for the same period in the prior year. Earnings per diluted share for the 2010 quarter were $0.29, while those reported for the 2009 period were $0.14.
Net income for the nine months ended September 30, 2010 was $1.8 million, a $546,000, or 42.8% increase from the $1.3 million earned during the same period of 2009. Year-to-date diluted earnings per share were $1.16 in 2010 compared to $0.83 in 2009.
During the 2010 third quarter, net interest income increased $830,000 from the third quarter of 2009. The provision for loan losses in the third quarter of 2010 stood at $1.2 million, which was $120,000 less than the same period of 2009. Total non-interest expense increased $703,000, while non-interest income during the third quarter of 2010 was $5,000 above that reported in the same period of 2009.
Annualized returns on average equity (“ROE”) and average assets (“ROA”) for the 2010 third quarter were 4.54% and 0.29%, respectively, compared with 2.34% and 0.17% for the third quarter of 2009. The nine month period ending September 30, 2010 saw ROE and ROA of 6.31% and 0.41%, respectively. The comparable period 2009 results were 4.72% and 0.35%.

“We are pleased to report continued strong financial results for the third quarter and year-to-date periods, especially in light of an economic environment that continues to be extremely challenging,” stated Thomas G. Caldwell, President and Chief Executive Officer, “We have continued to enhance our profitability by following solid banking fundamentals. Our results demonstrate solid performance on many fronts, including continued core deposit growth, an expanded net interest margin, and additions to our capital base.”
“Because of the uncertainty associated with the magnitude and timing of the economic recovery, we believe it prudent to continue to position our balance sheet to better absorb potential credit losses. We have also taken the opportunity to add staff and processes to address problem credits. These efforts have begun to bear fruit in the third quarter and should lead to a decline in non-performing assets in the near term.”
“Our focus remains on delivering excellent customer service, offering a dynamic suite of products, and maximizing value for our shareholders,” Caldwell concluded.
Asset Quality
For the nine months ended September 30, 2010, the provision for loan losses increased 33.8% to $2.4 million, which compares to the $1.8 million for the same period of 2009. For the three month period ended September 30, 2010, the provision for loan losses was $1.2 million. During the same period of 2009, the provision was $1.3 million. “To address credit quality issues, we believe it only prudent to continue with a higher than historic level of loan loss provision,” stated Donald L. Stacy, Chief Financial Officer of Middlefield Banc Corp. “Our asset quality numbers are a reflection of the economic uncertainty that continues on a national scale. This continued weakness remains a concern and warrants measures to provide for the sound operation of our company.”
Stacy continued, “We are, however, finding that our problem credits have been properly identified as the increase in our non-performing assets has stabilized. Expectations are that an improvement in our asset quality numbers will be seen through 2011.”
The following table summarizes asset quality and reserve coverage ratios.

	Asset Quality History
	(dollars in thousands)
	9/30/2010	6/30/2010	3/31/2010	12/31/2009	9/30/2009

Nonperforming loans	$20,983	$20,053	$18,143	$16,285	$14,368
Real estate owned	2,016	1,886	2,175	2,164	1,775

Nonperforming assets	$22,999	$21,939	$20,318	$18,450	$16,143

Allowance for loan losses	$5,971	$5,834	$5,279	$4,937	$4,422

Ratios:
Nonperforming loans to total loans	5.75%	5.50%	5.04%	4.61%	4.15%
Nonperforming assets to total assets	3.61%	3.61%	3.42%	3.30%	3.12%
Allowance for loan losses to total loans	1.63%	1.60%	1.47%	1.40%	1.28%
Allowance for loan losses to nonperforming loans	28.46%	29.09%	29.10%	30.31%	30.78%

The increased loan loss provision has significantly outpaced loan charge-offs. Net charge-offs for the third quarter of 2010 was 0.30% of average loans, while the ratio for the first nine months of 2010 was 0.37%. The ratio of the allowance for loan losses to total loans stood at 1.63% at September 30, 2010, compared to the 1.40% reported at December 31, 2009, and 1.28% at September 30, 2009. Based upon the evaluation of the allowance for loan losses, it is the belief of management that, as of September 30, 2010, the allowance for loan losses was adequate and reflects probable incurred losses within the portfolio.
Net Interest Income
Net Interest Income totaled $13.3 million for the first nine months of 2010. This represents an increase of 27.8% from the $10.4 million reported for the comparable period of 2009. The improvement in net interest income was primarily generated by an increase in both average earning assets and net interest margin. Interest income on investment securities increased $1.6 million while the company experienced a decrease in interest expense on deposits of $527,000. Continued action by the Federal Open Market Committee to hold interest rates at historic low levels has provided the company the opportunity to continue to lower funding costs. The pricing environment for new loans remains highly competitive within the company’s markets. Interest earnings on loans did increase $641,000 from the year ago period. This increase in earnings on loans was achieved in spite of the level on non-performing loans.
For the three month period ended September 30, 2010 compared to the same period of 2009, Middlefield’s net interest income was up 21.9%, or $830,000. The positive variance was based on an increase of $541,000 from the investment portfolio and an increase of $149,000 from the loan portfolio coupled with a decrease in interest expense of $110,000.
The net interest margin for the first nine months of 2010 was 3.39%, representing an increase from the 2009 same period result of 3.31%. The yield on earning assets dropped 59 basis points, while the cost of interest-bearing liabilities experienced a decrease of 78 basis points.
Non-Interest Income and Operating Expenses
Non-interest income increased $5,000 for the three-month period of 2010 from the comparable 2009 period. A gain on investment securities and slightly increased earnings on bank-owned life insurance served to offset a decrease in service charges on deposit accounts. The lower service charges on deposit accounts are attributable to Federal regulatory changes to overdraft rules. For the first nine months of 2010, deposit services charges were $73,000 below the same period of 2009. This was offset by an increase in investment services income as well as the collection of rents on OREO properties.
Non-interest expense of $3.7 million for the third quarter of 2010 was 23.1%, or $703,000 higher than the third quarter of 2009. Increases in salaries and employee benefits of $147,000 are primarily attributable to staff additions, as well as an increase in health insurance costs. An increase in the FDIC deposit insurance assessment of $111,000, recognition of higher losses on other real estate owned of $408,000, and an increase of $213,000 related to delinquent loans, foreclosures, and maintaining OREO properties were the primary contributors to higher 2010 non-interest expenses.
For the nine month period of 2010, total operating costs were $1.8 million above those of the 2009 comparable period. Contributing to the increase were salaries and employee benefits (up $463,000), equipment expense related to an upgrade in the computer network in April 2010 (up $133,000), loss on sale of OREO (up $567,000), and increased other expenses (up $578,000). The higher other expense figure includes $443,000 directly related to loan quality issues, of which $319,000 were in loan and other real estate owned expense in the company’s non-bank subsidiary, EMORECO, Inc.

Balance Sheet Growth
The company’s total assets as of September 30, 2010 stood at $637.1 million, an increase of 14.0% over the $558.7 million in total assets reported at December 31, 2009. Net loans at September 30, 2010, were $359.2 million, up $10.6 million, or 3.0%, over the $348.7 million reported at December 31, 2009. Total deposits at the end of the third quarter 2010 were $563.5 million, or 15.7% greater than the deposit level of $487.1 million at December 31, 2009.
The investment portfolio, which is entirely classified as available for sale, stood at $195.1 million at September 30, 2010. This figure represented growth within that portfolio of $58.4 million from the prior year-end. Stockholders’ equity at September 30, 2010, was $41.7 million. Book value per share as of September 30, 2010, was $26.31.
Dividends
During the third quarter of both 2010 and 2009, Middlefield paid cash dividends of $0.26 per share.
Middlefield Banc Corp. headquartered in Middlefield, Ohio is a multi-bank holding company with total assets of $637.1 million. The company’s lead bank, The Middlefield Banking Company, operates full service banking centers and a UVEST Financial Services® brokerage office serving Chardon, Cortland, Garrettsville, Mantua, Middlefield, Newbury, and Orwell. The company also serves the central Ohio market through its Emerald Bank subsidiary, with offices in Dublin and Westerville, Ohio. Additional information is available at www.middlefieldbank.com and www.emeraldbank.com
This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights
September 30, 2010 and 2009 and December 31, 2009

	(unaudited)		(unaudited)
	September 30,	December 31,	September 30,
Balance Sheet (period end)	2010	2009	2009
(Dollar amounts in thousands)

Assets
Cash and due from banks	$13,645	$12,909	$11,143
Federal funds sold	37,701	28,123	19,534
Interest-bearing deposits in other institutions	124	121	121

Cash and cash equivalents	51,470	41,153	30,798
Investment securities available for sale	195,101	136,711	116,880
Loans:	365,219	353,597	345,919
Less: reserve for loan losses	5,971	4,937	4,422

Net loans	359,248	348,660	341,497
Premises and equipment	8,222	8,394	8,257
Goodwill	4,559	4,559	4,559
Bank-owned life insurance	7,911	7,706	7,638
Accrued interest receivable and other assets	10,578	11,475	8,317

Total Assets	$637,089	$558,658	$517,946

	September 30,	December 31,	September 30,
	2010	2009	2009

Liabilities and Stockholders’ Equity
Non-interest bearing demand deposits	$55,448	$44,387	$40,964
Interest bearing demand deposits	44,232	38,111	34,877
Money market accounts	71,097	56,451	42,079
Savings deposits	141,693	107,358	99,322
Time deposits	251,021	240,799	230,687

Total Deposits	563,491	487,106	447,929
Short-term borrowings	7,762	6,800	1,668
Federal funds purchased	0	0	0
Other borrowings	22,035	25,865	28,772
Other liabilities	2,111	2,180	2,098

Total Liabilities	595,399	521,951	480,467

Common equity	28,315	27,919	27,760
Retained earnings	15,558	14,960	14,861
Accumulated other comprehensive income	4,551	562	1,592
Treasury stock	(6,734)	(6,734)	(6,734)

Total Stockholders’ Equity	41,690	36,707	37,479

Total Liabilities and Stockholders’ Equity	$637,089	$558,658	$517,946

MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights
September 30, 2010 and 2009
(Dollar amounts in thousands)
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
INTEREST INCOME
Interest and fees on loans	$5,325	$5,176	$15,721	$15,080
Interest-bearing deposits in other institutions	3	2	10	12
Federal funds sold	15	4	38	11
Investment securities
Taxable interest	1,290	976	3,832	2,753
Tax-exempt interest	702	475	1,941	1,375
Dividends on stock	33	15	82	46

Total interest income	7,368	6,648	21,624	19,277

INTEREST EXPENSE
Deposits	2,391	2,501	7,249	7,776
Short term borrowings	66	5	186	15
Other borrowings	147	222	520	717
Trust preferred securities	148	134	412	399

Total interest expense	2,752	2,862	8,367	8,907

NET INTEREST INCOME	4,616	3,786	13,257	10,370

Provision for loan losses	1,226	1,346	2,355	1,760

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,390	2,440	10,902	8,610

NONINTEREST INCOME
Service charges on deposits	473	488	1,321	1,394
Earnings on bank-owned life insurance	72	0	204	0
Other income	132	68	419	197
Net securities gains (losses)	18	134	45	359

Total non-interest income	695	690	1,989	1,950

NONINTEREST EXPENSE
Salaries and employee benefits	1,543	1,396	4,767	4,304
Occupancy expense	224	215	717	691
Equipment expense	156	152	558	425
Data processing costs	160	224	575	692
Ohio state franchise tax	134	123	404	370
Federal deposit insurance expense	197	86	589	529
Professional fees	110	159	490	444
Loss on sale of other real estate owned	536	128	750	183
Other operating expense	682	556	2,278	1,700

Total non-interest expense	3,742	3,039	11,128	9,338

Income before income taxes	343	91	1,763	1,222
Provision for income taxes	(120)	(122)	(60)	(55)

NET INCOME	$463	$213	$1,823	$1,277

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Per common share data
Net income per common share — basic	$0.29	$0.14	$1.16	$0.83
Net income per common share — diluted	$0.29	$0.14	$1.16	$0.83
Dividends declared	$0.26	$0.26	$0.78	$0.78
Book value per share(period end)	$26.31	$24.07	$26.31	$24.07
Tangible book value per share (period end)	$23.44	$21.15	$23.44	$21.15
Dividend payout ratio	88.55%	188.77%	67.22%	94.18%
Average shares outstanding — basic	1,578,832	1,551,056	1,571,762	1,543,577
Average shares outstanding — diluted	1,578,832	1,551,069	1,572,726	1,544,677
Period ending shares outstanding	1,584,281	1,556,774	1,584,281	1,556,774

Selected ratios
Return on average assets	0.29%	0.17%	0.41%	0.35%
Return on average equity	4.54%	2.34%	6.31%	4.72%
Yield on earning assets	5.26%	5.92%	5.38%	5.97%
Cost of interest bearing liabilities	2.08%	2.72%	2.19%	2.97%
Net interest spread	3.19%	3.20%	3.19%	3.00%
Net interest margin	3.39%	3.46%	3.39%	3.31%
Efficiency (1)	65.97%	64.39%	68.50%	71.68%
Equity to assets at period end	6.54%	7.24%	6.54%	7.24%

(1)	The efficiency ratio is calculated by dividing non-interest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus non-interest income.

	September 30,	September 30,
Asset quality data	2010	2009
(Dollar amounts in thousands)

Non-accrual loans	$18,681	$11,313
90 day past due and accruing	2,302	3,055

Non-performing loans	20,983	14,368
Other real estate owned	2,016	1,775

Non-performing assets	$22,999	$16,143

Allowance for loan losses	$5,971	$4,422
Allowance for loan losses/total loans	1.63%	1.28%
Net charge-offs:
Quarter-to-date	$1,089	$592
Year-to-date	1,321	895
Net charge-offs to average loans
Quarter-to-date	0.30%	0.17%
Year-to-date	0.37%	0.27%
Non-performing loans/total loans	5.75%	4.15%
Allowance for loan losses/non-performing loans	28.46%	30.78%